Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following summary, which includes applicable provisions of the Delaware General Corporation Law (the “DGCL”), describes material provisions of the capital stock of Avalon GloboCare Corp (“we”, “us” or the “Company”) and is intended as a summary only and therefore is not a complete description of our capital stock. The description of our capital stock and provisions of our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and our amended and restated bylaws, (the “Bylaws”), are summaries and are qualified entirely by reference to the Certificate of Incorporation and Bylaws, which are included as exhibits to our Annual Report on Form 10-K, of which this Exhibit 4.9 is a part. You should review these documents for a description of the rights, restrictions and obligations relating to our capital stock.

General

We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is our common stock, par value $0.0001 per share.

Our Certificate of Incorporation authorizes us to issue up to five hundred million (500,000,000) shares of capital stock, par value $0.0001 per share, of which (i) four hundred ninety million (490,000,000) shares are designated as common stock, par value $0.0001 per share, and (ii) five million (5,000,000) shares are designated as preferred stock, which includes (x) 15,000 shares that have been designated as Series A Convertible Preferred Stock, at a stated value equal to $1,000 per share, and (y) 15,000 shares that have been designated as Series B Convertible Preferred stock, at a stated value equal to $1,000 per share, the terms of which are to be determined, from time to time, by our board of directors.

Common Stock

Dividends.

The holders of our common stock are entitled to receive, ratably, out of the funds legally available, any dividends only if, and as declared by our board of directors, or a duly authorized committee of our board of directors, subject to any preferential dividend or other rights of the then outstanding preferred stock.

Voting Rights.

Each share of common stock entitles the holders of our common stock to one vote per share on all matters submitted to a vote by our stockholders, including the election of directors; provided, that, unless otherwise required by law, holders of our common stock are not entitled to vote on any amendment to our Certificate of Incorporation (or on any amendment to a certificate of designations of any series of undesignated preferred stock) that relates solely to the terms of one or more outstanding series of our preferred stock, if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation. Holders of our common stock do not have cumulative voting rights.

Rights Upon Liquidation and Dissolution.

In the event of a liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to receive, ratably, the net assets of the Company available for distribution to our stockholders after the payment of all debts and other liabilities and subject to any preferential or other rights of any then outstanding preferred stock.

Other Rights.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

In accordance with our Certificate of Incorporation, our board of directors is authorized to direct us to issue shares of undesignated preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, repurchase rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock.

Series A Convertible Preferred Stock.

Dividends.

The holders of our Series A Convertible Preferred Stock are entitled to receive, and the Company shall pay, dividends on shares of Series A Convertible Preferred Stock equal (on an as-if-converted-to-common-stock basis, disregarding for such purpose any conversion limitations set forth in the Certificate of Designation of our Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) to and in the same form as dividends actually paid on shares of the Company’s common stock when, as and if such dividends are paid on shares of the common stock. No other dividends shall be paid on shares of Series A Convertible Preferred Stock. The Company will not pay any dividends on its common stock unless the Company simultaneously complies with the terms set forth in the Series A Certificate of Designation.

Voting Rights.

The holders of our Series A Convertible Preferred Stock will have no voting rights, except as otherwise required by the DGCL. Notwithstanding the foregoing, as long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, voting as a separate class, (a) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock in the Series A Certificate of Designation, (b) increase the number of authorized shares of Series A Convertible Preferred Stock, (c) authorize or issue an additional class or series of capital stock that ranks senior to the Series A Convertible Preferred Stock with respect to the distribution of assets on liquidation or (d) enter into any agreement with respect to any of the foregoing.

Rights Upon Liquidation and Dissolution.

In the event of a liquidation, dissolution or winding up of the Company, the holders of our Series A Convertible Preferred Stock will be entitled to receive out of the assets available for distribution to the stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Company ranking on liquidation prior and in preference to the Series A Convertible Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series A Convertible Preferred Stock and (iii) in preference and priority to the holders of the shares of the Company’s common stock, an amount equal to one hundred percent (100%) of the stated value of the Series A Convertible Preferred Stock, and no more, in proportion to the full and preferential amount that all shares of the Series A Convertible Preferred Stock are entitled to receive. The Company shall mail written notice of any liquidation not less than twenty (20) days prior to the payment date stated therein, to each holder of the Series A Convertible Preferred Stock.

Conversion.

Each share of our Series A Convertible Preferred Stock shall be convertible in accordance with the Series A Certificate of Designation and the Nasdaq Stock Market Listing Rules, at the option of the holder, into that number of shares of common stock (subject to the limitations set forth in Series A Certificate of Designations, determined by dividing the stated value of such share of Series A Convertible Preferred Stock by the conversion price set forth in the Series A Certificate of Designation. The holders of our Series A Convertible Preferred Stock may effect conversions by providing us with the form of conversion notice attached as Annex A to the Series A Certificate of Designation. The holders may convert such shares into shares of the Company’s common stock at a conversion price per share equal to the greater of (i) one dollar ($10.00) and (ii) ninety percent (90%) of the closing price of the Company’s common stock on Nasdaq on the day prior to receipt of a conversion notice, subject to adjustment for stock splits and similar matters. In addition, following the initial conversion date, the holder agrees that it will not be entitled to in any calendar month, sell a number of conversion shares into the open market in an amount exceeding more than ten percent (10%) of the number of conversion share issuable upon conversion of the Series A Convertible Preferred Stock then held by such holder.

Series B Convertible Preferred Stock.

Dividends.

The holders of our Series B Convertible Preferred Stock are entitled to receive, and the Company must pay, dividends on the shares of our Series B Convertible Preferred Stock equal (on an as-if-converted-to-common-stock basis, disregarding for such purpose any conversion limitations set forth in the Series B Certificate of Designation, as defined below) to and in the same form as dividends actually paid on shares of the Company’s common stock when, as and if such dividends are paid on shares of the common stock. No other dividends will be paid on shares of Series B Convertible Preferred Stock. We will not pay any dividends on our common stock unless the Company simultaneously complies with the terms set forth in the Certificate of Designation of our Series B Convertible Preferred Stock (the “Series B Certificate of Designation”).

Voting Rights.

The holders of our Series B Convertible Preferred Stock will have no voting rights, except as otherwise required by the DGCL. Notwithstanding the foregoing, in addition, as long as any shares of our Series B Convertible Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Convertible Preferred Stock, voting as a separate class, (a) alter or change adversely the powers, preferences or rights given to the Series B Convertible Preferred Stock in the Series B Certificate of Designation, (b) increase the number of authorized shares of Series B Convertible Preferred Stock, (c) except with respect to the Series A Convertible Preferred Stock, authorize or issue an additional class or series of capital stock that ranks senior to the Series B Convertible Preferred Stock with respect to the distribution of assets on liquidation or (d) enter into any agreement with respect to any of the foregoing.

Rights Upon Liquidation and Dissolution.

In the event of a liquidation, the holders of our Series B Convertible Preferred Stock will be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Company ranking on liquidation prior and in preference to the Series B Convertible Preferred Stock, including the Series A Convertible Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series B Convertible Preferred Stock and (iii) in preference and priority to the holders of the shares of common stock, an amount equal to one hundred percent (100%) of the stated value and no more, in proportion to the full and preferential amount that all shares of the Series B Convertible Preferred Stock are entitled to receive. The Company shall mail written notice of any such liquidation not less than twenty (20) days prior to the payment date stated therein, to each holder of our Series B Convertible Preferred Stock.

Conversion.

Each share of our Series B Convertible Preferred Stock shall be convertible in accordance with the Series B Certificate of Designation and the Nasdaq Stock Market Listing Rules, at the option of the holder, into that number of shares of common stock (subject to the limitations set forth in Series B Certificate of Designation determined by dividing the stated value of such share of Series B Convertible Preferred Stock by the conversion price of the Series B Convertible Preferred Stock). Holders of our Series B Convertible Preferred Stock may effect conversions by providing the Company with the form of conversion notice attached as Annex A to the Series B Certificate of Designation. The Series B Convertible Preferred Stock will be convertible into shares of the Company’s common stock at a conversion price per share equal to $3.78, subject to the adjustments set forth in the Series B Certificate of Designation. Notwithstanding the foregoing, the holders of our Series B Convertible Preferred Stock shall not, directly or indirectly, sell, transfer or otherwise dispose of any Series B Convertible Preferred Stock issued upon conversion of the conversion shares or pursuant to the Equity Earnout Payment (the “Restricted Securities”) without Company’s prior written consent; provided, however, that, the holders of the Series B Convertible Preferred Stock may sell, transfer or otherwise dispose of Restricted Securities to an Affiliate, as defined in the Amended MIPA, of a holder of Series B Convertible Preferred Stock without Company’s prior written consent; provided, further, that such holder provide us with prompt written notice of such transfer, including the name and contact information of the Affiliate transferee, and such Affiliate transferee agrees in writing to be bound by the terms of the transaction documents contemplated by the Amended MIPA to which the holder of the Series B Convertible Preferred Stock is a party (which agreement shall also be provided to Company with such notice). After the expiration of that certain Lock-Up period, the holder of the Series B Convertible Preferred Stock agrees that it and any of its Affiliate transferees shall not be entitled to in any calendar month, sell a number of shares of Company common stock into the open market in an amount exceeding more than ten percent (10%) of the total number of shares of our common stock issuable upon conversion of the Company common stock then held by SCBC Holdings LLC and its affiliates.

Effects of Authorized but Unissued Stock

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing requirements of the Nasdaq Stock Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. In addition, if we issue preferred stock in the future, the issuance could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Anti-Takeover Provisions

The DGCL, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. The purpose of these provisions, which are summarized below, is to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors.

Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of our undesignated preferred stock, special meetings of our stockholders may be called only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The order of business and all other matters of procedure at any meeting of the stockholders will be determined by a presiding officer designated by our board of directors.

Removal of Directors. Our Certificate of Incorporation provides that our directors may be removed only by the affirmative vote of a majority of the voting power of the outstanding shares of capital stock then entitled to vote at an election of directors. In addition, at least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that a director be removed from office, written notice of such proposed removal and the alleged grounds thereof must be sent to the director whose removal will be considered at the meeting.

Stockholder Action by Written Consent. Any action that is permitted to be taken by our stockholders by written consent without a meeting must first satisfy the requirements and procedures set forth in our Certificate of Incorporation and our Bylaws.

Advance Notice Requirements for Stockholder Proposals. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding shares entitled to vote.

Delaware Business Combination Statute. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three (3) years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than ten percent (10%) of our assets. In general, an “interested stockholder” is any entity or person beneficially owning fifteen percent (15%) or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Amendment of Certificate of Incorporation and Bylaws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our Bylaws may be amended or repealed by the affirmative vote of a majority vote of our board of directors then in office or the affirmative vote of the holders of at least seventy five percent (75%) of the voting power of the outstanding shares entitled to vote on such amendment or repeal, voting as a single class; provided, however, that if our board of directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal will only require the affirmative vote of the majority of the voting power of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. In addition, the Company reserves the right to amend or repeal the Certificate of Incorporation in the manner now or hereafter prescribed by statute and by the Certificate of Incorporation, and any rights conferred upon the stockholders in the Certificate of Incorporation are granted subject to this reservation. Whenever any vote of the holders of our capital stock is required to amend or repeal any provision of the Certificate of Incorporation, and in addition to any other vote of holders of capital stock that is required by the Certificate of Incorporation or by law, such amendment or repeal will require the affirmative vote of the majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the voting power of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

Exclusive Forum Selection. Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of our exclusive forum selection as set forth in our Bylaws under “Exclusive Jurisdiction of Delaware Courts.” Although our Bylaws contain the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Transfer Agent and Registrar

Vstock Transfer LLC is presently the transfer agent and registrar for our common stock.

Listing

Our common stock has been listed on the Nasdaq Capital Market under the symbol “ALBT” since November 10, 2022. Our common stock was listed on the Nasdaq Capital Market under the symbol “AVCO” from November 5, 2018 through the close of business on November 9, 2022.